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Exhibit 11

WILMAR INDUSTRIES, INC.

COMPUTATION OF EARNINGS PER SHARE
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                                              Three Months           Three Months             Nine Months            Nine Months
                                                  Ended                  Ended                   Ended                  Ended
                                            September 26, 1997     September 27, 1996      September 26, 1997     September 27, 1996
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                  $        3,842,829     $        2,955,878      $       10,724,458     $        6,585,864

Provision for Income Taxes                           1,428,400              1,099,000               3,991,300              2,551,000
                                             -----------------      -----------------       -----------------      -----------------

Net Income                                  $        2,414,429     $        1,856,878      $        6,733,158     $        4,034,864
                                             =================      =================       =================      =================



Weighted Average Shares Outstanding                 13,197,822             12,020,511              13,108,694             10,466,024

Common Stock Equivalents :
   Preferred Stock                                                                                                           238,276

Items issued within one year of IPO: (1)
   Common Stock
   Stock Options                                       278,757                272,630                 277,574                276,106
                                             -----------------      -----------------       -----------------      -----------------

Total Weighted Average Shares Outstanding           13,476,579             12,293,141              13,386,268             10,980,406
                                             =================      =================       =================      =================

Net Income Per Share                        $             0.18     $             0.15      $             0.50     $             0.37
                                             =================      =================       =================      =================
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(1) Common stock issued and stock options granted at prices lower then the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented.



FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.